                                     Exhibit 12

                              DynCorp and Subsidiaries
                                Computation of Ratios
                               (Dollars in Thousands)


(1)Ratio of earnings to fixed charges
                                        For the Years Ended December 31,
                                      1995   1994(a)   1993(a)   1992(a) 1991(a)
Fixed Charges
   Interest on debt               $ 14,113  $ 14,579  $ 14,449  $ 14,246  $ 10,892
   Amortization of debt discount
     and expenses                      743       324       328       383     1,243
   Interest element of rentals       8,245     4,762     3,475     3,018     2,960
                                  $ 23,101  $ 19,665  $ 18,252  $ 17,647  $ 15,095

Earnings
   Earnings (loss) from continuing
     operations before income
      taxes, minority interest and
      extraordinary items         $ (2,561) $ (1,458) $ (2,244) $(13,944) $(11,780)
   Interest on debt                 14,113    14,579    14,449    14,246    10,892
   Amortization of debt discount
     and expense                       743       324       328       383     1,243
   Interest element of rentals       8,245     4,762     3,475     3,018     2,960
   Minority interest (pre-tax)      (1,901)   (1,660)   (1,418)        -         -
                                  $ 18,639  $ 16,547  $ 14,590  $  3,703  $  3,315

Deficiency in earnings available
   to cover fixed charges         $  4,462  $  3,118  $  3,662  $ 13,944  $ 11,780


   (a) Restated for the discontinued operations of the Commercial Aviation businesses.
